Exhibit 2(a)

                                                                  EXECUTION COPY

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                              INVESTMENT AGREEMENT


                                     Between


                     SNYDER INTERNATIONAL BREWING GROUP, LLC


                                       And


                              FREDERICK BREWING CO.









                              Dated August 24, 1999

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                               TABLE OF CONTENTS
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ARTICLE I - AUTHORIZATION, ISSUANCE, PURCHASE AND SALE OF
     SECURITIES ...............................................................................................1
     Section 1.1   Authorization of Issuance of the Shares and the Warrants ...................................1
     Section 1.2   Agreement to Purchase and Sell .............................................................1
     Section 1.3   Closing ....................................................................................1
     Section 1.4   Delivery and Payment .......................................................................1
     Section 1.5   Legend . ...................................................................................3

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY ....................................................3
     Section 2.1   Due Organization . .........................................................................3
     Section 2.2   Capital Structure ..........................................................................4
     Section 2.3   Issuance, Sale and Delivery of Shares and Warrant Shares ...................................5
     Section 2.4   Authority, Due Execution ...................................................................5
     Section 2.5   Consents ...................................................................................6
     Section 2.6   SEC Documents ..............................................................................6
     Section 2.7   Compliance with Applicable Laws ............................................................7
     Section 2.8   Litigation .................................................................................7
     Section 2.9   Taxes ......................................................................................7
     Section 2.10  [Intentionally Omitted] ....................................................................9
     Section 2.11  Employee Benefit Plans; ERISA ..............................................................9
     Section 2.12  Absence of Undisclosed Liabilities ........................................................12
     Section 2.13  Permits ...................................................................................12
     Section 2.14  Absence of Certain Changes or Events ......................................................12
     Section 2.15  Environmental Matters .....................................................................13
     Section 2.16  Contracts and Commitments .................................................................15
     Section 2.17  Title to Properties; Encumbrances .........................................................16
     Section 2.18  Intellectual Property .....................................................................17
     Section 2.19  Labor Matters .............................................................................18
     Section 2.20  Insurance .................................................................................18
     Section 2.21  Brokers ...................................................................................18
     Section 2.22  Opinion of Financial Advisor ..............................................................19
     Section 2.23  Disclosure ................................................................................19

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE INVESTOR..................................................19
     Section 3.1   Due Organization ..........................................................................19
     Section 3.2   Authority, Due Execution ..................................................................19
     Section 3.3   No Violation ..............................................................................19
     Section 3.4   Consents ..................................................................................20
     Section 3.5   Investment Representation .................................................................20
     Section 3.6   Accredited Investor Status ................................................................20

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ARTICLE IV - INDEMNIFICATION .................................................................................20
     Section 4.1   Survival of Representations and Warranties ................................................20
     Section 4.2   Indemnification ...........................................................................21
     Section 4.3   Defenses of Claim .........................................................................21

ARTICLE V - MISCELLANEOUS ....................................................................................22
     Section 5.1   Entire Agreement; Modification.............................................................22
     Section 5.2   Assignment; Binding Effect.................................................................22
     Section 5.3   Severability...............................................................................22
     Section 5.4   Notices....................................................................................23
     Section 5.5   Public Announcement........................................................................23
     Section 5.6   No Third-Party Beneficiaries...............................................................24
     Section 5.7   Governing Law..............................................................................24
     Section 5.8   Consent to Jurisdiction....................................................................24
     Section 5.9   Counterparts...............................................................................24
     Section 5.10  Certain Definitions .......................................................................24
     Section 5.11  Fees and Expenses .........................................................................26

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                              INVESTMENT AGREEMENT
                              --------------------

         THIS INVESTMENT AGREEMENT (this "Agreement") is dated as of this 24th day of August, 1999, by and between Snyder International Brewing Group, LLC, an Ohio limited liability company (the "Investor"), and Frederick Brewing Co., a Maryland corporation (the "Company").

         A. The Company has requested the Investor to make an investment in the Company in the form of newly issued shares of Common Stock, par value $.0004 per share, of the Company (the "Company Common Stock") and warrants to purchase shares of Company Common Stock.

         B. In connection with the Investor's investment in the Company, the parties to this Agreement desire to establish certain rights and obligations among themselves.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Investor hereby agree as follows:

                                    ARTICLE I

            AUTHORIZATION, ISSUANCE, PURCHASE AND SALE OF SECURITIES
            --------------------------------------------------------

         Section 1.1 Authorization of Issuance of the Shares and the Warrants. The Company has authorized the issuance to Investor of (a) 4,278,691 shares of newly issued Company Common Stock (the "Shares" and (b) warrants to purchase shares of Company Common Stock (the "Warrants").

         Section 1.2 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.3), the Company shall sell to the Investor, and the Investor shall purchase from the Company the Shares and the Warrants, free and clear of all Liens (as defined in Section 5.10(f)). In consideration of the sale of the Shares and the Warrants by the Company to the Investor, the Investor shall pay to the Company an aggregate cash purchase price of $2,000,000 (the "Purchase Price") for the Shares and the Warrants.

         Section 1.3 Closing. The closing of the, issuance, sale and purchase of the Shares and the Warrants (the "Closing") will take place at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio at 9:00 a.m., local time, on August 24, 1999, or at such other place and/or time as the Investor and the Company mutually agree (the "Closing Date"), simultaneously with the execution and delivery of this Agreement.

         Section 1.4 Delivery and Payment.

         (a) At the Closing, the Company shall deliver or cause to be delivered to the Investor the following documents:

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                  (i) One or more stock certificates evidencing the Shares,
         issued in the name of the Investor;

                  (ii) A common stock purchase warrant evidencing the Warrants, issued in the name of the Investor, and the related Warrant Agreement;

                  (iii) A cross receipt ("Cross Receipt"), executed by the Company, evidencing payment of the Purchase Price by the Investor;

                  (iv) Transition Agreements, executed by Kevin E. Brannon and Marjorie A. McGinnis;

                  (v) Resignations of the following directors of the Company effective as of the Closing Date: Nicholas P. Foris, Carl H. Hildebrand, Kevin E. Brannon, Marjorie A. McGinnis and Maribeth Visco;

                  (vi) A legal opinion of LeClair Ryan, a Professional Corporation, legal counsel to the Company, addressed to the Investor, in form and substance reasonably satisfactory to Investor;

                  (vii) A copy of the fairness opinion of Westfinance Corporation, addressed to the Board of Directors of the Company, with respect to the transactions contemplated by this Agreement;

                  (viii) Articles of Incorporation of the Company, FBC Acquisition Corporation doing business as Wild Goose Brewing, Inc. ("Wild Goose") and BB Acquisition Corporation doing business as Brimstone Brewing Company ("Brimstone"), each certified by the Secretary of State of Maryland;

                  (ix) Good standing certificates issued by the Secretary of State of Maryland with respect to the Company, Wild Goose and Brimstone;

                  (x) A Certificate of the Secretary of the Company certifying as to (a) the board resolutions authorizing this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the issuance of the Shares and the Warrants, (b) the by-laws of the Company and (c) the incumbency and the genuineness of the signature of each officer of the Company executing this Agreement or any other Transaction Document;

                  (xi) All documents requested by Investor in order to reconstitute the Board of Directors of the Company; and

                  (xii) Confirmation, in form and substance reasonably satisfactory to Investor, that (a) the Investor or any Affiliate of Investor has acquired all of the membership interests of Blue II, LLC;
         (b) the holders of the Company's Class F and Class G Preferred Stock shall have converted their preferred stock

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         into Company Common Stock and executed an agreement, in form and substance satisfactory to the Investor, with the Company with respect to such conversion and related matters; (c) the holders of the Company's Convertible Notes issued on June 2, 1999 in the aggregate principal amount of $500,000 shall have sold the indebtedness evidenced thereby and assigned all of their rights thereunder to Investor or an Affiliate of Investor; and (d) the creditors listed on Schedule 1.4 shall have entered into debt modification or compromise arrangements with the Company on terms reasonably satisfactory to Investor.

         (b) At the Closing, the Investor shall deliver or cause to be delivered to the Company the following:

                  (i) The Purchase Price, by wire transfer of immediately available funds to an account of the Company designated by the Company; and

                  (ii) The Cross Receipt, executed by the Investor, evidencing receipt from the Company of the certificate or certificates representing the Shares and the warrant certificate or certificates representing the Warrants.

         Section 1.5 Legend. Any certificate or certificates representing the Shares must bear the following legend, together with any and all other legends as may be required pursuant to any Transaction Document (as defined in Section
2.4 or applicable Law:

         The securities represented by this certificate or instrument have not been registered under the Securities Act of 1933, as amended (the "Act", or under any applicable state law and may not be transferred, sold or otherwise disposed of unless either (a) they are registered under the Act pursuant to an effective registration statement or (b) the Company has received evidence satisfactory to it (which may include an opinion of counsel) that such proposed disposition is exempt from registration.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         The Company hereby represents and warrants to the Investor as follows:

         Section 2.1 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to conduct business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not have a Material Adverse Effect (as defined below). Each of the Subsidiaries (as defined in Section 5.10(1)) of the Company is a corporation duly

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organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to conduct business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The entities identified on Schedule 2.1 represent all of the Subsidiaries of the Company, and the Company does not own any equity interest in any other Person (as defined in Section 5.10(h)) other than such Subsidiaries. The Company has heretofore made available to the Investor complete and correct copies of its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the Articles of Incorporation and Bylaws (or other comparable documents) of each of its Subsidiaries, as currently in effect. As used in this Agreement, a "Material Adverse Effect" means a material adverse effect, or any development that is reasonably likely to result in a material adverse effect, on the business, assets, properties, prospects, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated hereby.

         Section 2.2 Capital Structure. The authorized capital stock of the Company consists of 19,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), of which (a) 1,848 shares have been designated Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred"), (b) 3,750 shares have been designated Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred"), (c) 2,100 shares have been designated Series C Convertible Preferred Stock, par value $.01 per share ("Series C Preferred"),
(d) 1,045 shares have been designated Series D Convertible Preferred Stock, par value $.01 per share ("Series D Preferred"), (e) 2,910 shares have been designated Series E Convertible Preferred Stock, par value $.01 per share ("Series E Preferred"), (f) 1,000 shares have been designated Series F Convertible Preferred Stock, par value, $.01 per share ("Series F Convertible Preferred"), and (g) 500 shares have been designated Series G Convertible Preferred Stock, par value $.01 per share ("Series G Preferred"). As of the date hereof: (a) 1,929,791 shares of Common Stock are issued and outstanding and except as set forth on Schedule 2.2, there are no agreements providing for the issuance of shares of Common Stock, (b) 2,549.5 shares of Preferred Stock are issued and outstanding, of which 1,455 shares of Series A Preferred are issued and outstanding, 0 shares of Series B Preferred are issued and outstanding, 0 shares of Series C Preferred are issued and outstanding, 0 shares of Series D Preferred are issued and outstanding, 0 shares of Series E Preferred are issued and outstanding, 776 shares of Series F Preferred are issued and outstanding and
230.5 shares of Series G Preferred are issued and outstanding, (c) 0 shares of Common Stock are held by the Company or its direct or indirect wholly-owned Subsidiaries, and (d) except for $500,000 in aggregate principal amount of the Company's 10% Convertible Notes, issued June 7, 1999, no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote ("Company Voting Debt") are issued or outstanding. All outstanding shares of Common Stock and Preferred Stock were duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar

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rights. All outstanding shares of capital stock of the Subsidiaries of the
Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all Liens. As of the date hereof, except as set forth in this Section 2.2 or Schedule 2.2, there are outstanding: (i) no shares of capital stock, Company Voting Debt or other voting securities of the Company;
(ii) no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock, Company Voting Debt or other voting securities of the Company or any Subsidiary of the Company; (iii) no stock appreciation rights, phantom stock awards or similar rights or awards; and (iv) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which any of them is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Set forth on Schedule 2.2 is a list of all options, warrants, stock appreciation rights and rights to purchase shares of the Common Stock outstanding as of the date hereof and the exercise prices relating thereto. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

         Section 2.3 Issuance, Sale and Delivery of Shares and Warrant Shares. The Shares have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein at the Closing, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and not subject to preemptive or similar rights of any third party. The Company Common Stock to be issued upon exercise of the Warrants will be validly authorized and, when issued upon due exercise of the Warrants, will be fully paid and be assessable, free and clear of all Liens and not subject to preemptive or similar rights of any third party.

         Section 2.4 Authority, Due Execution. The Company has all requisite corporate power and authority to (a) enter into this Agreement and each other agreement, certificate, instrument and document required to be executed by the Company in connection herewith (collectively, the "Transaction Documents"), (b) consummate the transactions contemplated hereby and thereby and (c) perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary corporate action on the part of the Company, and (ii) do not require any approval of the stockholders of the Company, including, without limitation, shareholder approval of the issuance of the Shares. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before any proceeding therefor may be brought. The execution and delivery of this Agreement and the Transaction Documents by the Company do not, and the consummation

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of the transactions contemplated hereby or thereby by the Company will not, (a)
conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a Lien on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to any provision of the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Company or the equivalent constituent documents of any of its Subsidiaries or (b) except as set forth on Schedule 2.4 hereto and assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 2.5 are duly and timely obtained or made, result in any Violation of any (i) loan or credit agreement, note, mortgage, indenture, lease, Employee Plan (as defined in Section 2.11), or other agreement, obligation, instrument, Permit (as defined in
Section 2.13), concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (ii) Order or Law (each as defined in Section 5.10(g) and (d), respectively) applicable to the Company or any of its Subsidiaries or their respective properties or assets. The Board of Directors of the Company (the "Company Board") has taken all actions necessary (a) under the Maryland General Corporation Law ("MGCL"), including approving the transactions contemplated by this Agreement to ensure that Title 3, Subtitles 6 and 7 of the MGCL do not, and will not, apply to the transactions contemplated in this Agreement, and (b) under Article 10 of the Company's Amended and Restated Articles of Incorporation, including approving the transactions contemplated by this Agreement, to ensure that such Article 10 does not, and will not, apply to the transactions contemplated in this Agreement. No other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to this Agreement or any of the transactions contemplated hereby. A resolution of the Company Board approving the issuance of the Shares is the only approval under the MGCL or the Company's Amended and Restated Articles of Incorporation or Amended and Restated Bylaws required to authorize the issuance of the Shares and the Warrants.

         Section 2.5 Consents. Except as set forth in Schedule 2.5 hereto, no consent, approval, Order or authorization of, or registration, declaration or filing with, notice to, or permit from any federal, state or local court, tribunal or arbitrator or any federal, state or local government or any subdivision, department, board, bureau, administrative agency, commission, authority or instrumentality thereof, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for such reports under and such other compliance with the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby.

         Section 2.6 SEC Documents. The Company has made available to the Investor a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1996 and

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prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

         Section 2.7 Compliance with Applicable Laws. The business of the Company and its Subsidiaries is not currently being conducted, and has not been conducted, in violation of any Laws. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

         Section 2.8 Litigation. Except as disclosed in the Company SEC Documents or in Schedule 2.8, there are no Actions (as defined in Section 5.10(a)) pending against the Company or any Subsidiary of the Company or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company, nor to the knowledge of the Company, is there any valid basis for any such Action, nor is there any Order outstanding against the Company or any Subsidiary of the Company. Except as set forth on Schedule 2.8 hereto, there are no consent decrees (including any affirmative action plan) of any Governmental Entity to which the Company or any Subsidiary of the Company is a party or by which the assets of the Company or any Subsidiary of the Company are bound.

         Section 2.9 Taxes.

         (a) Except as disclosed on Schedule 2.9:

                  (i) All Tax returns, statements, reports and forms (including estimated Tax or information returns and reports) required to be filed with any Taxing Authority on or before the date hereof by or on behalf of the Company and each Subsidiary (collectively, the "Returns") have been filed when due in accordance with all applicable Laws;

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                  (ii) The Returns correctly reflected in all material respects, the facts regarding the income, business, assets, operations, activities and status of the Company or any Subsidiary, as applicable;

                  (iii) All Taxes owed by the Company and each Subsidiary (which are shown as due and payable on Returns filed on or before the date hereof) have been timely paid or withheld and remitted to the appropriate Taxing Authority;

                  (iv) Any accruals established for Taxes with respect to the Company and each Subsidiary, as applicable, for any period ending on or before the date hereof reflected on the books of such company (excluding any provision for deferred income Taxes) are adequate;

                  (v) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return which has not been previously filed except for extensions granted as a matter of right;

                  (vi) Neither the Company nor any of its Subsidiaries (nor any member of any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

                  (vii) There is no Action or audit now pending or, to the knowledge of the Company or any Subsidiary, any Action or audit threatened against or with respect to the Company or any Subsidiary in respect of any Tax;

                  (viii) Neither the Company nor any of its Subsidiaries owns any real property in any jurisdiction in which a Tax is imposed on the transfer of a controlling interest in any entity that owns any interest in real property;

                  (ix) None of the Company, any Subsidiary or any other Person on behalf of the Company or any Subsidiary has entered into any agreement or consent pursuant to Section 341(f) of the Code;

                  (x) There are no Liens for Taxes upon the assets of the Company or any Subsidiary, except Liens for current Taxes not yet due;

                  (xi) Neither the Company nor any Subsidiary will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax Laws of any jurisdiction) as a result of a change in the method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into

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         with any Taxing Authority with regard to the Tax liability of such company for any Pre-Closing Tax Period;

                  (xii) Neither the Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss of such company was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person; and

                  (xiii) Neither the Company nor any Subsidiary has made any Tax deposit with the U.S. Government or any other Taxing Authority in respect of any Pre-Closing Tax Period or Post-Closing Tax Period.

         Section 2.10 [Intentionally Omitted].

         Section 2.11 Employee Benefit Plans: ERISA.

         (a) Schedule 2.11 sets forth a complete list of, with respect to the Company and each of its Subsidiaries, (i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company or any of its Subsidiaries, (or, where indicated below, any trade or business (whether or not incorporated)
     (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code (the "Controlled Group")) or with respect to which the Company (or, where indicated below, the Controlled Group) has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as "Employee Plan" or "Employee Plans," respectively). The Company has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

         (b) Copies of the following materials have been delivered or made available to Investor: (i) all current and prior plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination letters from the Internal Revenue Service ("IRS") with respect to any of the Employee Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports,

     (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Investor.

         (c) Each Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.

         (d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

         (e) The Company does not currently have and at no time in the past has had an obligation to contribute to a "defined benefit plan" as defined in
     Section 3(35) of ERISA, a pension plan subject to the funding standards of
     Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

         (f) With respect to each group health plan benefitting any current or former employee of the Company or any of its Subsidiaries or any member of the Controlled Group that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, the Company, each of its Subsidiaries and each member of the Controlled Group has complied with (i) the continuation coverage requirements of Section 4980B of the Code and
     Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.

         (g) With respect to each group health plan that is subject to Section 1862(b)(1) of the Social Security Act (42 U.S.C. ss. 1395y(b)), the Company and its Subsidiaries has complied with the secondary payer requirements of
     Section 1862(b)(1) of such Act.

         (h) No Employee Plan is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

         (i) All contributions, transfers and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

         (j) There is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits), nor, to the knowledge of the Company, is there any basis for one.

         (k) All (i) insurance premiums required to be paid with respect to,
     (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the Closing will have been paid, made or accrued on or before the Closing.

         (l) With respect to any insurance policy providing funding for benefits under any Employee Plan, (i) there is no liability of the Company or any of its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

         (m) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any qualified Employee Plan, or (iii) deferred compensation benefits reflected on the books of the Company and its Subsidiaries.

         (n) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer, employee or former employee (or dependents of such employee), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of the Company or any of its Subsidiaries.

         (o) Neither the Company nor any of its Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries other than the Employee Plans, or to make any amendments to any of the Employee Plans.

         (p) Each of the Company and its Subsidiaries has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other person.

         (q) No Employee Plan provides benefits to any individual who is not a current or former employee of the Company or any of its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.

         (r) All contributions required to be paid with respect to workers' compensation arrangements of the Company and its Subsidiaries have been made or accrued as a liability on the Company's financial statements included the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

         (s) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Subsidiaries or Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
     Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its Subsidiaries under any contract, Employee Plan, program, arrangement or understanding currently in effect.

         Section 2.12 Absence of Undisclosed Liabilities. Except as disclosed in the Company SEC Documents or Schedule 2.12, neither the Company nor any of its Subsidiaries has any material liabilities or obligations (whether absolute, accrued, contingent, or otherwise, or due or to become due), other than liabilities incurred in the ordinary course of business consistent with past practice subsequent to January 1, 1999.

         Section 2.13 Permits. The Company and each Subsidiary of the Company have all licenses, permits, approvals, variances and other governmental authorizations required by or from any Governmental Entity ("Permits") necessary for the conduct of their respective businesses as they are currently conducted, including, without limitation, liquor, air emission and wastewater discharge permits. Except as set forth on Schedule 2.13, the Company and each Subsidiary of the Company have been and presently are operating in compliance with all such Permits, any necessary renewal or extension requests have been filed, and no proceeding is pending, or to the knowledge of the Company, threatened to revoke, limit or not to renew any Permit.

         Section 2.14 Absence of Certain Changes or Events. Except as set forth on Schedule 2.14 hereto, as disclosed in the Company SEC Documents filed prior to the date of this Agreement, or as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Documents, the Company and its

Subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been any (i) Material Adverse Effect, (ii) damage, destruction or loss, whether covered by insurance or not, which has or could have a Material Adverse Effect, (iii) declaration, setting aside, making or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any redemption, purchase or other acquisition, direct or indirect, of any capital stock of the Company, (iv) capital investment in, any loan to or any acquisition by the Company or its Subsidiaries (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof, or the entering into by the Company or its Subsidiaries of any contract, agreement, commitment or arrangement with respect thereto, (v) change by the Company in accounting principles except to the extent required by a change in GAAP, (vi) labor dispute, litigation or governmental investigation which has or could have a Material Adverse Effect, (vii) obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred or entered into (including, without limitation, the incurrence of debt), other than such items created or incurred in the ordinary course of business and consistent with past practices, (viii) any increase in or any change in the method of computing the compensation of employees of the Company or any of its Subsidiaries or any increase in compensation payable to any officer, employee, consultant or agent of the Company or any of its Subsidiaries, or the entering into of an employment contract with or loan to, any officer or employee of the Company or any of its Subsidiaries, (ix) amendments or other changes to the Amended and Restated Articles of Incorporation or Amended and Restated By Laws of the Company or equivalent constituent documents of any of its Subsidiaries, (x) sale, assignment, transfer, mortgage, pledge or other encumbrance of any tangible or intangible asset of the Company or any of its Subsidiaries, except in the ordinary course of business, (xi) voluntary release, compromise or cancellation of any debts owed to the Company or any of its Subsidiaries or claims against others exceeding $5,000 individually, issuance of any debt securities or entering into or modifying of any material contract, agreement, commitment or arrangement, (xii) amendment to any credit arrangements with any bank or other institution, (xiii) issuance, sale or authorization for issuance or sale, of any additional shares of any class of capital stock or issue, grant or enter into any subscription, option, warrant, right, convertible security or other agreement or commitment of any character obligating the Company or any of its Subsidiaries to issue securities, or (xiv) except as required by Law, adoption, amendment or termination of any Plans for the benefit or welfare of any past or present executive officers of the Company, or (xv) agreement to do any of the foregoing.

         Section 2.15 Environmental Matters.

         (a) For purposes of this Agreement:

                  (i) "Environmental Law" means any applicable Law regulating, prohibiting or otherwise imposing liability with respect to Releases or threatened Releases into any part of the environment (indoor or outdoor), or pertaining to the protection of human health, natural resources or the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. ss. ss. 9601,
         et seq.), the Hazardous Materials Transportation Act (49 U.S.C.
         ss.ss. 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.ss. 6901, et seq.), the Clean Water Act (33 U.S.C. ss.ss. 1251, et seq.), the Clean Air Act (33 U.S.C. ss.ss. 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. ss.ss. 7401, et seq.), the Safe Drinking Water Act (42 U.S.C. ss.ss. 300f, et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136, et seq.), and the regulations promulgated pursuant thereto, and any such similar foreign or domestic state or local statutes, and the regulations promulgated pursuant thereto, as such laws are in effect on the date hereof;

                  (ii) "Hazardous Material" means any substance, material or waste which is regulated by any public or Governmental Entity in the jurisdictions in which the Company or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste" "contaminant," "toxic waste" or "toxic substance" under any provision of any Environmental Law;

                  (iii) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, within or from the indoor or outdoor environment, including, without limitation, any property owned, operated or leased by the Company or any of its Subsidiaries; and

                  (iv) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to
         (A) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (D) achieve or maintain compliance with any Environmental Law.

         (b) Except (i) as disclosed in the Company SEC Documents, or (ii) as set forth in Schedule 2.15, the operations of the Company and its Subsidiaries have materially complied and currently materially comply with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written or oral notice, claim or demand with respect to any of its facilities, whether owned or leased, of any alleged violation of any Environmental Law or any possible liability or remediation obligation arising under any Environmental Law nor, to the Company's knowledge, are there any facts upon which such a notice, claim or demand could be based.

         (c) The Company and its Subsidiaries are not subject to any outstanding Orders, agreements or contracts with or issued by any Governmental Entity or other Person respecting (i) Environmental Laws, (ii) any Remedial Action or (iii) any Release or threatened Release of a Hazardous Material, except as described in Schedule 2.15.

         (d) There have been no Releases of any Hazardous Material to, within or from any of the Company's or its Subsidiaries' facilities, whether owned or leased, in quantity or concentration that would require either reporting or Remedial Action under any Environmental Law.

         (e) To the Company's knowledge, there have been no Releases of Hazardous Materials generated by the Company or any of its Subsidiaries at any site or property not owned or occupied by the Company or any of its Subsidiaries.

         (f) The Company has made available to the Investor for review and copying true and complete copies of all (A) audits, reports, studies, data or analysis in the Company's possession or control relating to the condition of any sites currently or previously owned or occupied by the Company and its Subsidiaries, including, without limitation, any environmental site assessments or compliance audits, and (B) all records and documents in the Company's or any of its, Subsidiaries' possession or control related to the Company's or any of its Subsidiaries' use, handling, generation, treatment, recycling, storage or disposal of Hazardous Materials.

         (g) To the Company's knowledge, there are no conditions related to a release of a Hazardous Material on property not within the control of the Company or any of its Subsidiaries which will or could result in Remedial Action on property owned or leased by the Company or any of its Subsidiaries.

         Section 2.16 Contracts and Commitments. Except as set forth on Schedule
2.16 hereto and except as filed as an exhibit to the Company SEC Documents or incorporated by reference therein neither the Company nor any Subsidiary of the Company is a party to any written or oral contract, agreement, commitment or arrangement that would be required to be filed as a material contract (as described in Section 601 of Regulation S-K promulgated by the SEC), in an Annual Report on Form 10-K of the Company. Except as set forth on Schedule 2.16 hereto, neither the Company nor any Subsidiary of the Company is a party to or bound by any of the following written or oral contracts, agreements, commitments or instruments: (a) employment agreements, consulting agreements or other similar agreements, arrangements or understandings with any employee or other Person,
(b) indentures, mortgages, notes, installment obligations, capital leases, agreements or other instruments relating to the borrowing of money or the guarantee of any obligation or (c) agreements that commit the Company or any Subsidiary of the Company to capital expenditures of more than $10,000. No purchase commitment of the Company or of any Subsidiary of the Company, or by which the Company or any Subsidiary of the Company is bound, is in excess of the normal, ordinary and usual requirements of the businesses of the Company and its Subsidiaries or at an excessive price. During the past two years, neither the

Company nor any Subsidiary of the Company has lost or been notified of any possible loss of any customer that accounted for more than 5% of the aggregate services and products provided or sold by the Company and its Subsidiaries during such period, or lost or been notified of any possible loss of any supplier that accounted for more than 5% of the aggregate services and products supplied to the Company and its Subsidiaries during such period.

         Section 2.17 Title to Properties: Encumbrances.

         (a) Each of the Company and its Subsidiaries has good, valid and marketable title to, or valid and enforceable leasehold interests in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all of the properties and assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1999 included in the Company's Quarterly Report on Form 10-Q for the period ended on such date (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since March 31, 1999). None of such properties or assets are subject to any liability, obligation or Lien (whether absolute, accrued, contingent or otherwise), except as set forth in Schedule 2.17 hereto.

         (b) With respect to the premises (the "Leased Premises") leased by Blue II, LLC ("Blue II") to the Company pursuant to the Lease Agreement and Option to Purchase, dated July 17, 1996, by and between Blue II and FBC (the "Lease Agreement"), as more particularly described in the Lease
     Agreement:

                  (i) The Company has not received notice that any portion of the Leased Premises is subject to any pending condemnation proceeding or any other Action adverse to the Leased Premises and, to the knowledge of the Company, there is no threatened condemnation proceeding or other Action with respect to the Leased Premises;

                  (ii) The structures, improvements and fixtures at or upon the Leased Premises, including, without limitation, roofs and structural elements thereof and the electrical, plumbing, heating, ventilation, air conditioning and similar units and systems, have to date been reasonably maintained, are structurally sound without material defects and are in good operating condition for their intended use subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business with respect to similar properties of like age and construction;

                  (iii) To the knowledge of the Company, there is no water diffusion or other intrusion into any buildings, structures or other improvements included in the Leased Premises that would impair the value or use of the Leased Premises in connection with the conduct of the business currently operated thereon;

                  (iv) No notice of any increase in the assessed valuation of the Leased Premises and no notice of any contemplated special assessment has been received by the Company and, to the knowledge of the Company, there is no threatened special assessment pertaining to the Leased Premises;

                  (v) There are no contracts or agreements to which the Company is a party or by which the Leased Premises are bound, granting to any person or entity the right of use or occupancy of any portion of the Leased Premises, except for the Lease Agreement, and the Lease Agreement is in full force and effect and there are no defaults thereunder or matters which, upon the passage of time or giving of notice, would rise to the level of a default under the Lease Agreement; and

                  (vi) There is no person or entity (other than FBC) in possession of the Leased Premises.

         Section 2.18 Intellectual Property.

         (a) The "Intellectual Property" means all of the following which is owned by, issued or licensed to Company or its Subsidiaries which is used in the business of the Company or its Subsidiaries, including, without limitation, (i) all patents, trademarks, trade names, trade dress, assumed names, service marks, logos, copyrights, Internet domain names and corporate names together with all applications, registrations, renewals and all goodwill associated therewith; and (ii) all trade secrets and confidential information (including, without limitation, customer lists, know-how, formulae, manufacturing and production processes, research, financial business information, and marketing plans) owned or used by the Company or its Subsidiaries; (iii) information technologies (including, without limitation, software programs, data and related documentation); and
     (iv) other intellectual property rights and all copies and tangible embodiments of the foregoing in whatever form or medium

         (b) The Company represents and warrants that, except as specifically set forth on Schedule 2,18: (i) the Company or its Subsidiaries owns and possess all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property necessary for the operation of the business as currently conducted; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or is threatened, and, to the Company's knowledge, there are no grounds for the same; (iii) neither the Company nor any of its Subsidiaries have received any notices of, or is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property; (iv) neither the Company nor its Subsidiaries have infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and neither the Company nor any of its Subsidiaries is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business as currently conducted or as currently proposed to be conducted.

         (c) The Company represents and warrants that: (i) the transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest in and to the Intellectual Property; and (ii) the Company and each of its Subsidiaries have taken all necessary and desirable action to maintain and protect the Intellectual Property and will continue to maintain and protect the Intellectual Property so as to not materially adversely affect the validity or enforceability of the Intellectual Property.

         Section 2.19 Labor Matters. Except as set forth in Schedule 2.19, (a) the Company and each Subsidiary of the Company is in material compliance with all applicable Laws respecting employment and employment practices, wages, hours of work and occupational safety and health and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) the Company and each Subsidiary of the Company have not experienced any strike, work stoppage, slowdown, lockout or other dispute involving their respective employees in the past five years and there is no such action currently pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (d) the Company and each Subsidiary of the Company are not parties to or bound by any collective bargaining agreement or other contract or arrangement with any labor organization; (e) the Company and each Subsidiary of the Company do not know of any union organizational campaign presently in progress with respect to their respective employees and no question concerning representation exists with respect to such employees; and (f) there are no written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries.

         Section 2.20 Insurance. All current primary, excess and umbrella policies of insurance owned or held by or on behalf of, or providing insurance coverage to, the Company or its Subsidiaries are in full force and effect and are valid, outstanding, collectible and enforceable policies. Schedule 2.20 sets forth a list of all such policies and a summary of their respective terms. With respect to such policies (a) no premiums are in arrears, (b) no notices of cancellation or termination have been received, and (c), to the Company's knowledge, the insurance coverage of the Company and its Subsidiaries is adequate and sufficient to cover claims.

         Section 2.21 Brokers. Except as set forth on Schedule 2.21, the Company has not, and the Company's officers, directors and employees have not, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. No amendment may be made to any agreement described on Schedule 2.21 that would increase the amount of the payment thereunder in connection with the transactions contemplated by this Agreement. The obligations described on
Schedule 2.21 are solely the responsibility of the Company, and the Company shall indemnify the Investor from and against any and all claims, liabilities and costs and expenses (including attorneys' fees) incurred by the Investor directly or indirectly arising out of any breach of the representations, warranties and agreements of the Company contained in this Section 2.21.

         Section 2.22 Opinion of Financial Advisor. The Company Board has received the opinion of Westfinance Corporation to the effect that, as of the date hereof, the Purchase Price to be received by the Company in connection with the issuance of the Shares and the Warrants is fair, from a financial point of view, to the Company and its stockholders.

         Section 2.23 Disclosure. No representation, warranty or statement of the Company set forth in this Agreement (including the Schedules attached hereto) or in any Transaction Document contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
                 ----------------------------------------------

         The Investor hereby represents and warrants to the Company as follows:

         Section 3.1 Due Organization. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of Ohio, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 3.2 Authority, Due Execution. The Investor has all requisite power and authority to (a) enter into and perform this Agreement and each Transaction Document to which it is a party, (b) consummate the transactions contemplated hereby and thereby and (c) perform its obligations hereunder and thereunder. The execution and delivery by the Investor of this Agreement and Transaction Documents, and the consummation by the Investor of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Investor. This Agreement has been duly and validly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before any proceeding therefor may be brought.

         Section 3.3 No Violation. The execution and delivery of this Agreement and each other Transaction Document to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not result in any Violation of, any material obligation or the loss of a material benefit under, any provision of
(a) the Operating Agreement of the Investor, or (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement to which the Investor is a party or by which it or its properties or assets are bound.

         Section 3.4 Consents. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Investor in connection with the execution and delivery of this Agreement and the Transaction Documents by the Investor or the consummation by the Investor of the transactions contemplated hereby and thereby, except for such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

         Section 3.5 Investment Representation. The Investor is acquiring the Shares and the Warrants for its own account for investment purposes only, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. The Investor understands that the Shares have not been registered under the Securities Act or any blue sky or other state securities Law (hereinafter collectively referred to as "blue sky laws"). The Investor also understands that it cannot offer for sale, sell or transfer the Shares or any of the Company Common Stock to be issued upon exercise of the Warrants unless such offer, sale or transfer thereof has been registered under the Securities Act and under any applicable blue sky laws or unless an exemption from such registration is available with respect to any such proposed offer, sale or transfer.

         Section 3.6 Accredited Investor Status. Investor is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investments to be made by it hereunder.

                                   ARTICLE IV

                                 INDEMNIFICATION
                                 ---------------

         Section 4.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement survive the Closing, but expire on the third anniversary of the Closing Date, except that (a) the expiration date for any claim relating to a breach of the representations and warranties set forth in Sections 2.9 and 2.11 will be the expiration of the statutes of limitations applicable to such claims, and (b) there will be no expiration date for any claim relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.15 and 2.21. The covenants and agreements of the parties contained herein will survive the Closing and will remain in full force and effect in accordance with their terms. No party to this Agreement has any rights to indemnification under
Section 4.2 unless notice of any claim pursuant to Section 4.3 is given to an indemnifying party prior to the expiration of the applicable representation or warranty.

         Section 4.2 Indemnification.

         (a) The Company shall indemnify, defend and hold the Investor harmless from and against any and all demands, damages, losses, liabilities, diminution of value of the Shares (including any Shares received or to be received upon exercise of the Warrants), claims, obligations, charges, penalties, costs and expenses (including all reasonable attorneys' fees and other expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "Losses") that the Investor may sustain, insofar as such Losses (i) arise out of a breach by the Company of any covenant or agreement, or the inaccuracy of any representation or warranty, of the Company contained herein, or (ii) arise out of, or relate to, the operation of, or actions taken by, the Company prior to the Closing Date. At Investor's option, Investor may receive from the Company as payment for any Losses the number of shares of Company Common Stock (the "Indemnification Shares") equal to the amount of any such Losses divided by the closing bid price of the Company Common Stock on the trading day immediately preceding the date of receipt of the Investor's written notice exercising this option (the "Exercise Notice"). The Indemnification Shares shall be issued to the Investor within 5 Business Days of receipt by the Company of the Exercise Notice. Any Indemnification Shares issued by the Company to Investor shall be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and not subject to preemptive or similar rights of any third party.

         (b) The Investor shall indemnify, defend and hold the Company harmless from and against any and all Losses that the Company may sustain, insofar as such Losses arise out of a breach by the Investor of any covenant or agreement, or the inaccuracy of any representation or warranty, of the Investor contained herein.

         (c) The remedies provided herein are cumulative and do not preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto.

         Section 4.3 Defenses of Claim. If a claim for Losses is to be made by an indemnified party, such indemnified party shall give written notice to the indemnifying party as soon as practicable after such indemnified party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 4.2. If any claim is brought by a third party against an indemnified party for which indemnification may be sought under Section 4.2, the indemnified party shall promptly notify the indemnifying party. The party against whom indemnification is sought may (or, if requested, shall) assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all expenses, unless in the reasonable judgment of the other party a conflict of interest may exist with respect to such claim or differing or additional defenses may be available to the other party. If defense of a claim is assumed by an indemnifying party, the indemnified party will not be liable for any settlement for such action or proceedings effected without its prior written consent. Any party entitled to indemnification hereunder agrees to give prompt written notice to the other party of any written notice of the commencement of any Action or threat thereof made in writing for which such party may claim indemnification under Section 4.2; provided, however, that the failure to give such notice does not limit any party's right to indemnification hereunder. Notwithstanding the foregoing, an indemnified party hereunder always has the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such indemnified party, unless: (a) the indemnifying party has failed promptly to assume the defense and employ counsel or (b) the named parties to any such action (including any impleaded parties) include such indemnified party and the indemnifying party and such indemnified party has been advised by counsel that a conflict of interest may exist with respect to such claims or there may be one or more legal defenses available to it that are different from one or in addition to those available to the indemnifying party; provided, that the indemnifying party will not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any action in the same jurisdiction, in addition to any local counsel.

                                    ARTICLE V

                                  MISCELLANEOUS
                                  -------------

         Section 5.1 Entire Agreement; Modification. This Agreement (together with the documents delivered pursuant hereto) supersedes all prior documents, understandings and agreements, oral or written, related to these transactions contemplated by this Agreement and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof; provided, however, that until the Closing the Confidentiality Agreement remains in full force and effect in accordance with the terms thereof. Any modification or amendment to, or waiver of, any provision of this Agreement may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

         Section 5.2 Assignment Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of the Investor, or by the Investor without the prior written consent of the Company, except that the Investor may, without such consent, assign, in whole or in part, the right to acquire the Shares and the Warrants hereunder to an Affiliate of such Investor. Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, and no other Person has any right, benefit or obligation hereunder.

         Section 5.3 Severability. If any one or more provisions of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then, if possible, such illegal, invalid or unenforceable provision will be modified to such extent as is necessary to comply with such present or future Laws and such modification will not affect any other provision of this Agreement; provided, that if such provision may not be so modified, such illegality, invalidity or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

         Section 5.4 Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any other Transaction Document delivered pursuant to this Agreement) must be given in writing and will be deemed to have been duly given or made as of the date delivered if (a) sent by first-class registered or certified mail, postage prepaid, return receipt requested, (b) delivered personally or by a nationally recognized overnight courier service, or (c) sent by telecopy (with prompt written confirmation of receipt thereof), to the address given below:

         The Investor:            Snyder International Brewing Group, LLC
                                  c/o Crooked River Brewing Company
                                  1101 Center Street
                                  Cleveland, OH 44114
                                  Attn: C. David Snyder
                                  Telecopy: (216) 771-7990

         With a copy to:          Jones, Day, Reavis & Pogue
                                  North Point
                                  901 Lakeside Avenue
                                  Cleveland, OH 44114
                                  Attn: Patrick J. Leddy
                                  Telecopy: (216) 579-0212

         The Company:             Frederick Brewing Co.
                                  4607 Wedgewood Boulevard
                                  Frederick, MD 21703
                                  Attn: Kevin E. Brannon
                                  Telecopy: (301) 694-7899

         With a copy to:          LeClair Ryan, A Professional Corporation
                                  707 East Main Street
                                  Suite 1100
                                  Richmond, Virginia 23219
                                  Attn: Bradley A. Haneberg
                                  Telecopy: (804) 783-2294

Each party may change its address for purposes of this Section 5.4 by proper notice to the other party in accordance with the provisions of this Section 5.4.

         Section 5.5 Public Announcement. The Investor and the Company shall notify the other party prior to any public announcement of the transactions contemplated by this Agreement and allow the other party reasonable time to review the contents of such public announcement. Neither the Company nor the Investor shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement that is not required by Law without the consent of the other party, which consent may not be unreasonably withheld.

         Section 5.6 No Third-Party Beneficiaries. No Person not a party to this Agreement is to be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

         Section 5.7 Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts or choice of law.

         Section 5.8 Consent to Jurisdiction. Any legal action or proceedings arising out of this Agreement may be brought only in the courts of the State of Ohio, or in the courts of the United States of America sitting in the State of Ohio. The Investor and the Company, irrevocably submit to the exclusive jurisdiction of each such court, together with courts having appellate jurisdiction therefrom, and waive all requirements of personal jurisdiction or venue with respect thereto, and any writ, judgment or other notice of legal process will be sufficiently served on the Investor or the Company if delivered pursuant to Section 5.4 of this Agreement.

         Section 5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, will constitute but one agreement binding upon all of the parties hereto.

         Section 5.10 Certain Definitions.

         (a) "Action" means any suit, action, charge, claim, inquiry, investigation, grievance or proceeding (including any condemnation proceeding).

         (b) "Affiliate" of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person.

         (c) "Business Day" means any day on which securities listed on the National Association of Securities Dealers ("NASD") Automated Quotation System ( "NASDAQ") SmallCap Market System ("NASDAQ/SMS") are quoted for trading.

         (d) "Knowledge" of any Person that is not an individual means the knowledge of such Person's executive officers after reasonable inquiry.

         (e) "Law" means any federal, state, local or foreign law, principle of common law, statute, ordinance, rule, order or regulation of any Governmental Entity.

         (f) "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         (g) "Outstanding Interest" I means, with respect to any Person, the percentage of the voting power of the outstanding shares of Common Stock (other than voting power with respect to the election of specified directors or a class vote on specified matters) represented by the shares of Common Stock beneficially owned by such Person.

         (h) "Order" means any judgment, decree, injunction, rule or order of any Governmental Entity.

         (i) "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, Governmental Entity, unincorporated association or any other entity or organization.

         (j) "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

         (k) "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the Closing Date.

         (l) "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, at any time, directly or indirectly, owned by such Person.

         (m) "Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any Subsidiary, payroll, equipment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (ii) any liability of the Company or any Subsidiary for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company or any Subsidiary for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (iii) any liability of the Company or any Subsidiary for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

         (n) "Tax-Sharing Agreement" means any existing Tax-sharing agreement or arrangement (whether or not written) binding on the Company or any Subsidiary.

         (o) "Taxing Authority" means any Governmental Authority responsible for the imposition of any Tax.

         Section 5.11 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         IN WITNESS WHEREOF, the Company and the Investor have duly executed this Agreement as of the date first above written.

                                        SNYDER INTERNATIONAL BREWING
                                        GROUP, LLC

                                        By:  /s/ David Snyder
                                            ------------------------------------
                                            Name: David Snyder
                                            Title: Chairman and CEO

                                        FREDERICK BREWING CO.

                                        By:  /s/ Kevin E. Brannon
                                            ------------------------------------
                                            Name: Kevin E. Brannon
                                            Title: Chairman and CEO